Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 12:38 PM 02/03/2006 FILED 12:33 PM 02/03/2006 SRV 060105333 – 4104702 FILE

CERTIFICATE OF FORMATION

OF

ACADIA HOSPITAL OF LAFAYETTE, LLC

This Certificate of Formation is being executed as of February 3, 2006, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name: The name of the limited liability company is Acadia Hospital of Lafayette, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Daniel J. Mohan
Daniel J. Mohan, Esq., an Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 05:09 PM 10/08/2009 FILED 04:57 PM 10/08/2009 SRV 090922546 – 4104702 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.	The name of the company is Acadia Hospital of Lafayette, LLC

2.	The Certificate of Formation of the company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:
National Registered Agents, Inc. 160 Greentree Drive, Suite 101 Dover, Delaware 19904 County of Kent

Executed on 9/15/09

/s/ Robert Swinson
Name:
Title:	Authorized Person